CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Global Medium-Term Notes, Series A	$950,000	$118.28

(1)          Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated October 20, 2017 (To the Prospectus dated July 18, 2016, the Prospectus Supplement dated July 18, 2016 and the Index Supplement dated July 18, 2016)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-212571

$950,000 Notes due October 24, 2024 Linked to the Performance of a Basket of Exchange-Traded Funds Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	October 20, 2017
Issue Date:	October 25, 2017
Final Valuation Date:*	October 21, 2024
Maturity Date:*	October 24, 2024
Observation Dates:*	The 20th of each April and October during the term of the Notes, beginning in April 2018, provided that the final Observation Date will be the Final Valuation Date
Reference Asset:

An equally-weighted basket consisting of the Financial Select Sector SPDR® Fund (the “Financial Sector Fund”) , the Health Care Select Sector SPDR® Fund (the “Health Care Fund”) and the Energy Select Sector SPDR® Fund (the “Energy Fund”), as set forth in the following table:

	Basket Component	Bloomberg Ticker	Initial Level
	Financial Sector Fund	XLF UP <Equity>	$26.64
	Health Care Fund	XLV UP <Equity>	$83.88
	Energy Fund	XLE UP <Equity>	$67.77

The Financial Sector Fund, the Health Care Fund and the Energy Fund are each referred to as a “Basket Component” and collectively as the “Basket Components”
Basket Return:	The Basket Return is the average of the Basket Component Returns for each Basket Component
Basket Component Return:	With respect to a Basket Component, the average of the Periodic Returns calculated on each Observation Date
Periodic Return:	With respect to a Basket Component on an Observation Date, an amount calculated as follows: Observation Level – Initial Level Initial Level
Upside Leverage Factor:	1.65
Payment at Maturity:

If you hold your Notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note that you hold determined as follows:

▪                   If the Basket Return is positive, you will receive a payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x Basket Return x Upside Leverage Factor]

▪                   If the Basket Return is equal to or less than 0.00%, you will receive a payment of $1,000 per $1,000 principal amount Note

Any payment on the Notes is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Consent to U.K. Bail-in Power:

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-1 of this pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.50%	99.50%
Total	$950,000	$950,000	$4,750	$945,250

(1)          Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $910.90 per Note.  The estimated value is less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-2 of this pricing supplement.

(2)          Barclays Capital Inc. will receive commissions from the Issuer equal to 0.50% of the principal amount of the Notes, or $5.00 per $1,000 principal amount. Barclays Capital Inc. will use these commissions to pay selling concessions or fees (including custodial or clearing fees) to other dealers.

In addition, investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-7 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

We may use this pricing supplement in the initial sale of Notes.  In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of either Barclays PLC or Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of Notes, Continued

Initial Level:	With respect to a Basket Component, the Closing Level on the Initial Valuation Date, as set forth in the table above
Final Level:	With respect to a Basket Component, the Closing Level on the Final Valuation Date
Observation Level:	With respect to a Basket Component on an Observation Date, the Closing Level on such Observation Date
Closing Level:

With respect to a Basket Component, on any date, the official closing price per share of such Basket Component on that date as displayed on the applicable Bloomberg Professional® service page as set forth in the table above or any successor page on Bloomberg Professional® service or any successor service, as applicable

Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06744CD73 / US06744CD734

*                  Subject to postponement, as described under “Additional Terms of the Notes” in this pricing supplement

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated July 18, 2016, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

•                  Prospectus Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

•                  Index Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in the respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Initial Valuation Date is based on our internal funding rates.  Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes.  The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

SELECTED PURCHASE CONSIDERATIONS

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•                  You do not seek an investment that produces periodic interest or coupon payments or other sources of current income

•                  You anticipate that the Basket Return will be positive

•                  You understand and accept the risk that the lesser performance of some Basket Components will mitigate the performance of the other Basket Components

•                  You understand and accept that the Basket Component Return for each Basket Component will be equal to the average of the Periodic Returns for such Basket Component and, accordingly, that lesser Periodic Returns measured on some Observation Dates will mitigate and may completely offset the effect of higher Periodic Returns measured on other Observation Dates

•                  You are willing to accept the risks associated with an investment linked to the performance of the Basket Components

•                  You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the Notes to maturity

•                  You are willing to assume our credit risk for all payments on the Notes

•                  You are willing to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

The Notes may not be a suitable investment for you if any of the following statements are true:

•                  You seek an investment that produces periodic interest or coupon payments or other sources of current income

•                  You anticipate that the Basket Return will be negative

•                  You are unwilling to accept the risks that the lesser performance of some Basket Component will mitigate the performance of the other Basket Components

•                  You are unwilling or unable to accept the risk that lesser Periodic Returns of a Basket Component measured on some Observation Dates will mitigate and may completely offset the effect of higher Periodic Returns measured on other Observation Dates

•                  You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Basket Components

•                  You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the Notes to maturity

•                  You are unwilling or unable to assume our credit risk for all payments on the Notes

•                  You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

You must rely on your own evaluation of the merits of an investment in the Notes.  You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement, the prospectus and the index supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

ADDITIONAL TERMS OF THE NOTES

The Observation Dates, the Final Valuation Date and the Maturity Date are subject to postponement in certain circumstances, as described under “Reference Assets—Baskets—Scheduled Trading Days and Market Disruption Events for Securities Linked to a Basket of Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

In addition, each Basket Component and the Notes are subject to adjustment by the Calculation Agent under certain circumstances, as described under “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the accompanying prospectus supplement

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON THE NOTES

Illustrative Calculations of Basket Component Returns, Basket Return and Payment at Maturity

The following example sets forth the methodology used to calculate the Basket Component Returns of each Basket Component, the Basket Return and the payment at maturity. The numbers set forth in the following example, which have been rounded for ease of reference, are purely hypothetical and are provided for illustrative purposes only. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. This example does not take into account any tax consequences of an investment in the Notes makes the following key assumption:

▪                  Hypothetical Initial Level of each Basket Component: 100.00*

* The hypothetical Initial Level of 100.00 for each Basket Component has been chosen for illustrative purposes only. The Initial Level for each Basket Component is as set forth on the cover of this pricing supplement.

Observation Date Number	Financial Sector Fund		Health Care Fund		Energy Fund
	Closing Level	Periodic Return	Closing Level	Periodic Return	Closing Level	Periodic Return
1	95.00	-5.00%	160.00	60.00%	90.00	-10.00%
2	135.00	35.00%	150.00	50.00%	105.00	5.00%
3	150.00	50.00%	115.00	15.00%	150.00	50.00%
4	145.00	45.00%	120.00	20.00%	85.00	-15.00%
5	120.00	20.00%	115.00	15.00%	80.00	-20.00%
6	115.00	15.00%	95.00	-5.00%	85.00	-15.00%
7	140.00	40.00%	105.00	5.00%	79.00	-21.00%
8	125.00	25.00%	90.00	-10.00%	90.00	-10.00%
9	90.00	-10.00%	110.00	10.00%	97.00	-3.00%
10	115.00	15.00%	115.00	15.00%	95.00	-5.00%
11	95.00	-5.00%	100.00	0.00%	78.00	-22.00%
12	140.00	40.00%	110.00	10.00%	86.00	-14.00%
13	135.00	35.00%	115.00	15.00%	80.00	-20.00%
14	150.00	50.00%	110.00	10.00%	60.00	-40.00%

Step 1: Calculate the Periodic Return for each Basket Component on each Observation Date.

As the table above demonstrates, the Periodic Return for each Basket Component on measured on an Observation Date will be equal to the performance of the Basket Component from the Initial Valuation Date to such Observation Date, calculated as follows:

Observation Level – Initial Level

Initial Level

Step 2: Calculate the Basket Component Return for each Basket Component.

The Basket Component Return will be equal to the average of the Periodic Returns for each Basket Component. Accordingly, the Basket Component Returns for each of the Basket Components are as follows:

▪                  Financial Sector Fund: 25.00%

▪                  Health Care Fund: 15.00%

▪                  Energy Fund: -10.00%

Step 3: Calculate the Basket Return

The Basket Return is equal to the average of the Basket Component Returns.  Accordingly, the Basket Return is equal to 10.00%.

Step 3: Calculate the payment at maturity.

Because the Basket Return is positive, you will receive a payment at maturity of $1,165.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Basket Return x Upside Leverage Factor]

$1,000 + [$1,000 x 10.00% x 1.65] = $1,165.00

The total return on investment of the Notes is 16.50%.

Additional Examples of Amounts Payable at Maturity

The following table illustrates the hypothetical total return at maturity on the Notes.  The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000.  The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.  The hypothetical examples below do not take into account any tax consequences from investing in the Notes.

For a detailed description of how the Basket Return and payment at maturity will be calculated, please see “Illustrative Calculations of Basket Component Returns, Basket Return and Payment at Maturity” above.

Basket Return	Payment at Maturity**	Total Return
50.00%	$1,825.00	82.50%
40.00%	$1,660.00	66.00%
30.00%	$1,495.00	49.50%
20.00%	$1,330.00	33.00%
10.00%	$1,165.00	16.50%
5.00%	$1,082.50	8.25%
0.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-20.00%	$1,000.00	0.00%
-30.00%	$1,000.00	0.00%
-40.00%	$1,000.00	0.00%
-50.00%	$1,000.00	0.00%
-60.00%	$1,000.00	0.00%
-70.00%	$1,000.00	0.00%
-80.00%	$1,000.00	0.00%
-90.00%	$1,000.00	0.00%
-100.00%	$1,000.00	0.00%

** Per $1,000 principal amount Note

The following examples illustrate how total returns set forth in the table above are calculated:

Example 1: The Basket Return is 10.00%.

Because the Basket Return is positive, you will receive a payment at maturity of $1,165.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Basket Return x Upside Leverage Factor]

$1,000 + [$1,000 x 10.00% x 1.65] = $1,165.00

The total return on investment of the Notes is 16.50%.

Example 2: The Basket Return is -20.00%.

Because the Basket Return is less than 0.00%, you will receive a payment at maturity of $1,000.00 per $1,000 principal amount Note that you hold.

The total return on investment of the Notes is 0.00%.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Basket Components or the components of their underlying indices.  These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings of the prospectus supplement:

•             “Risk Factors—Risks Relating to the Securities Generally”; and

•             “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities”.

In addition to the risks described above, you should consider the following:

•                  You Will Not Receive any Payments on the Notes Other than the Payment at Maturity—You will not receive any interest or coupon payments on the Notes or any other payments other than the payment at maturity. If the Basket Return is negative, your payment at maturity will be limited to the principal amount of your Notes and you will not earn any positive return. The return at maturity of the principal amount of your Notes plus any amount in excess thereof may not compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

•                  The Periodic Returns of Each Basket Component are Not Based on the Level of such Basket Components at Any Time Other than the Closing Levels of the Basket Components on each Observation Date—The Basket Return will be based on the arithmetic average of the Basket Component Returns for each Basket Component which will, in turn, be based on the average of the Periodic Returns for each Basket Component.  The Periodic Returns for each Basket Component will be based on the Closing Levels of the Basket Components on each Observation Date as compared to the Initial Level for such Basket Component.  Therefore, if the value of one or more Basket Components drops on one or more Observation Dates, the payment at maturity on the Notes may be significantly less than it would have been had it been linked to the levels of the Basket Components measured at other points in time.

•                  Negative Periodic Returns With Respect to any Basket Component on One or More Observation Dates will Mitigate the Effect of, and May Completely Offset, Positive Periodic Returns on Other Observation Dates—Because the Basket Component Return with respect to each Basket Component will be equal to the average of the Periodic Returns for such Basket Component, the Basket Component Return of each Basket Component (and, in turn, the Basket Return) will depend on the path taken by the Basket Components between the Initial Valuation Date and the Final Valuation Date.  Lower Periodic Returns with respect to any Basket Component measured on one or more Observation Dates will mitigate the effect of, and may completely offset, higher Periodic Returns on other Observation Dates.

•                  The Performance of the Basket Components May Offset Each Other—The lesser Basket Component Returns of some Basket Components will mitigate, and may completely offset, the greater Basket Component Returns of other Basket Components. You may not receive more than the principal amount of your Notes at maturity even if one or more Basket Components performs positively over the term of the Notes.

•                  Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment on the Notes is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

•                  No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Basket Components, the securities held in their portfolios, or the stocks included in their underlying indices would have.

•                  Historical Performance of the Basket Components Should Not Be Taken as Any Indication of the Future Performance of the Basket Components Over the Term of the Notes—The level of each Basket Component has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of a Basket Component is not an indication of the future performance of that Basket Component over the term of the Notes.  The historical correlation between Basket Components is not an indication of the future correlation between them over the term of the Notes.  Therefore, the performance of the Basket Components individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of any of Basket Component.

•                  Certain Features of Exchange-Traded Funds Will Impact the Value of the Basket Components and the Value of the Notes:

o    Management Risk.  This is the risk that the investment strategy for each Basket Component, the implementation of which is subject to a number of constraints, may not produce the intended results.  An investment in an exchange-traded fund involves risks similar to those of investing in any fund of equity securities traded on an exchange, such as market fluctuations caused by such factors as economic and political developments, changes in interest rates and perceived trends in security prices.  Because, however, the Basket Components are not “actively” managed, they generally will not take defensive positions in declining markets and generally will not sell a security if the issuer of such security was in financial trouble. Accordingly, the performance of the Basket Components could be lower than other types of mutual funds that may actively shift their portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

o     Derivatives Risk.  The Basket Components may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives.  A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index.  Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Basket Components’ losses, and, as a consequence, the losses on your Notes, may be greater than if the Basket Components invested only in conventional securities.

o     Tracking and Underperformance Risk (Particularly in Periods of Market Volatility). The performance of a Basket Component may not replicate the performance of, and may underperform, its underlying index.  Each Basket Component will reflect transaction costs and fees that will reduce its relative performance.

Moreover, it is also possible that a Basket Component may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index due to differences in trading hours between the Basket Component and its underlying index or due to other circumstances. During periods of market volatility, securities underlying a Basket Component may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the Basket Component and the liquidity of such Basket Component may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in a Basket Component. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of a Basket Component. As a result, under these circumstances, the market value of a Basket Component may vary substantially from the net asset value per share of such Basket Component. This variation in performance is called “tracking error” and, at times, the tracking error may be significant.

•                  An Investment in the Notes Involves Industry Concentration Risk—As described below under “Information Regarding the Basket Components”, the investment objective of each Basket Component is to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in one particular sector or group of industries.  The performance of companies in each relevant sector will be influenced by many complex and unpredictable factors, including industry competition, interest rates, geopolitical events, acts of war, natural disasters and weather related events, accidents, government regulation, the ability of borrowers to repay loans (in the case of the Financial Sector Fund) and supply and demand for the products and services offered by such companies. Any adverse development in the particular sector tracked by any Basket Component may have a material adverse effect on the securities held in the portfolio of such Basket Component and, as a result, may have a material adverse effect on the price of the Basket Component and the value of the Notes.

•                  The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•                  The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated value referenced above might be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

•      The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•     The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•     The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•     We and Our Affiliates’  May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

We and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Basket Components or the components of their underlying indices. In any such market making, trading and hedging activity, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes.  For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes.  As Calculation Agent, we will determine any values of the Basket Components and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make certain discretionary judgments relating to the Basket Components and the Notes. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

•     Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•      Tax Treatment— As discussed further below under “Tax Considerations” and in the accompanying prospectus supplement, if you are a U.S. individual or taxable entity, you should be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield for the Notes and pay tax accordingly, even though you will not receive any payments from us until maturity.  This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o                the market price of, dividend rate on and expected volatility of the Basket Components and the components of their underlying indices;

o                the time to maturity of the Notes;

o                interest and yield rates in the market generally;

o                a variety of economic, financial, political, regulatory or judicial events;

o                supply and demand for the Notes; and

o                our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE BASKET COMPONENTS

General

We have derived all information contained in this pricing supplement regarding each Basket Component, including, without limitation, its make-up, method of calculation and changes in its components, from the prospectus for the Select Sector SPDR Trust (the “Select Sector Trust”) dated January 31, 2017 and other publicly available information.  We have not independently verified such information.  Such information reflects the policies of, and is subject to change by the Select Sector SPDR® Trust (the “Select Sector Trust”) and SSgA Funds Management, Inc. (“SSgA FM”). Each SPDR Select Sector Fund is an investment portfolio managed by SSgA FM, the investment adviser to the funds that comprise the Select Sector Trust.

Each Basket Component is an exchange-traded fund that trades on the NYSE Arca. The ticker symbol for the Financial Select Sector Fund is “XLF”, the ticker symbol for the Health Care Fund is “XLV” and the ticker symbol for the Energy Fund is “XLE”.

The Select Sector Trust is a registered investment company that consists of nine separate investment portfolios (each, a “Select Sector SPDR® Fund”), including each Basket Component.  Each Select Sector SPDR® Fund is an index fund that invests in a particular sector or group of industries represented by a specified Select Sector Index.  The companies included in each Select Sector Index are selected on the basis of general industry classifications from a universe of companies defined by the S&P 500® Index. For a description of the S&P 500® Index, please see “Indices— The S&P U.S. Indices” in the accompanying index supplement.

The Select Sector Indices (each, a “Select Sector Index”) upon which the Select Sector SPDR® Funds are based together comprise all of the companies in the S&P 500® Index.  The investment objective of each Select Sector SPDR® Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in a particular sector or group of industries, as represented by a specified market sector index.

Information provided to or filed with the SEC by the Select Sector Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov.  For additional information regarding the Select Sector Trust or any Basket Component, please see the prospectus for the Select Sector Trust.  In addition, information about the Select Sector Trust, SSgA FM and each Basket Component may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Select Sector Trust website at http://www.sectorspdrs.com.  We have not undertaken any independent review or due diligence of the SEC filings related to any of the Basket Components. Information contained on the Select Sector Trust website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The Financial Sector Fund

The Financial Sector Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded equity securities of companies in the financial services sector, as represented by the Financial Select Sector Index. The Financial Select Sector Index includes companies from the diversified financial services, insurance, banking, capital markets, real estate investment trust, consumer finance, thrift and mortgage finance and real estate management and development industries.

The Health Care Fund

The Health Care Select Sector Fund seeks investment results that correspond generally to the price and yield performance of publicly traded equity securities of companies in the Health Care Select Sector Index. The Health Care Select Sector Index includes companies from the pharmaceuticals, health care equipment and supplies, health care providers and services, biotechnology; life sciences tools and services and health care technology industries.

The Energy Fund

The Energy Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded equity securities of companies in the energy sector, as represented by the Energy Select Sector Index. The Energy Select Sector Index includes companies from the oil, gas and consumable fuels and energy equipment and services industries.

Historical Performance of the Financial Sector Fund

The table below shows the high, low and final Closing Level of the Financial Sector Fund for each of the periods noted below. The graph below sets forth the historical performance of the Financial Sector Fund based on daily Closing Levels from January 1, 2012 through October 20, 2017. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High($)	Quarterly Low($)	Quarterly Close($)
March 31, 2012	12.97	10.80	12.81
June 30, 2012	12.92	10.86	11.87
September 30, 2012	13.22	11.55	12.67
December 31, 2012	13.55	12.31	13.32
March 31, 2013	15.00	13.68	14.77
June 30, 2013	16.38	14.48	15.83
September 30, 2013	16.95	15.76	16.18
December 31, 2013	17.75	15.89	17.75
March 31, 2014	18.25	16.67	18.14
June 30, 2014	18.60	17.28	18.47
September 30, 2014	19.33	17.99	18.81
December 31, 2014	20.33	17.90	20.08
March 31, 2015	20.08	18.68	19.58
June 30, 2015	20.52	19.56	19.80
September 30, 2015	20.77	18.09	18.40
December 31, 2015	20.16	18.41	19.31
March 31, 2016	19.05	15.99	18.28
June 30, 2016	19.36	17.42	18.54
September 30, 2016	19.95	18.17	19.30
December 31, 2016	23.75	19.21	23.25
March 31, 2017	25.24	22.95	23.73
June 30, 2017	24.69	22.90	24.67
September 30, 2017	25.86	23.88	25.86
October 20, 2017*	26.64	26.05	26.64

* For the period beginning on October 1, 2017 and ending on October 20, 2017

Historical Performance of the Financial Select Sector SPDR® Fund

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Historical Performance of the Health Care Fund

The table below shows the high, low and final Closing Level of the Health Care Fund for each of the periods noted below. The graph below sets forth the historical performance of the Health Care Fund based on daily Closing Levels from January 1, 2012 through October 20, 2017. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High($)	Quarterly Low($)	Quarterly Close($)
March 31, 2012	37.59	34.97	37.59
June 30, 2012	38.00	35.53	38.00
September 30, 2012	40.31	37.40	40.11
December 31, 2012	41.35	38.64	39.95
March 31, 2013	45.95	40.65	45.95
June 30, 2013	49.62	46.07	47.61
September 30, 2013	52.04	47.57	50.57
December 31, 2013	55.47	49.87	55.44
March 31, 2014	60.12	54.86	58.49
June 30, 2014	61.23	55.71	60.83
September 30, 2014	65.27	59.82	63.91
December 31, 2014	71.04	60.21	68.38
March 31, 2015	74.88	68.02	72.50
June 30, 2015	76.45	71.68	74.39
September 30, 2015	77.22	64.29	66.23
December 31, 2015	72.99	66.86	72.05
March 31, 2016	71.07	63.52	67.78
June 30, 2016	72.65	68.32	71.72
September 30, 2016	75.61	71.38	72.11
December 31, 2016	72.20	66.02	68.94
March 31, 2017	76.59	69.07	74.36
June 30, 2017	80.59	73.44	79.24
September 30, 2017	83.36	78.00	81.73
October 20, 2017*	83.88	82.06	83.88

* For the period beginning on October 1, 2017 and ending on October 20, 2017

Historical Performance of the Health Care Select Sector SPDR® Fund

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Historical Performance of the Energy Fund

The table below shows the high, low and final Closing Level of the Energy Fund for each of the periods noted below. The graph below sets forth the historical performance of the Energy Fund based on daily Closing Levels from January 1, 2012 through October 20, 2017. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High($)	Quarterly Low($)	Quarterly Close($)
March 31, 2012	76.29	69.46	71.73
June 30, 2012	72.42	62.00	66.37
September 30, 2012	76.57	64.96	73.48
December 31, 2012	74.94	68.59	71.44
March 31, 2013	79.99	72.86	79.32
June 30, 2013	83.28	74.09	78.36
September 30, 2013	85.30	78.83	82.88
December 31, 2013	88.51	81.87	88.51
March 31, 2014	89.06	81.89	89.06
June 30, 2014	101.29	88.45	100.10
September 30, 2014	100.58	90.62	90.62
December 31, 2014	88.77	73.36	79.16
March 31, 2015	82.29	72.86	77.58
June 30, 2015	82.94	74.64	75.16
September 30, 2015	74.54	59.22	61.20
December 31, 2015	71.40	58.78	60.55
March 31, 2016	63.75	51.80	61.92
June 30, 2016	69.50	60.18	68.24
September 30, 2016	71.80	65.27	70.61
December 31, 2016	77.83	67.77	75.32
March 31, 2017	76.17	68.24	69.90
June 30, 2017	70.90	63.95	64.92
September 30, 2017	68.49	62.00	68.48
October 20, 2017*	68.65	67.64	67.77

* For the period beginning on October 1, 2017 and ending on October 20, 2017

Historical Performance of the Energy Select Sector SPDR® Fund

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

TAX CONSIDERATIONS

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The discussion below applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different. In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the Notes should be treated as debt instruments for U.S. federal income tax purposes. The remainder of this discussion assumes that this treatment is correct.

Assuming the treatment described above is correct, in the opinion of our special tax counsel, the Notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described under “—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue taxable interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, even though we will not be required to make any payment with respect to the Notes prior to maturity. Upon a sale or exchange (including redemption at maturity), you generally will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted tax basis in the Notes. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations. Special rules may apply if the Basket Return is treated as becoming fixed prior to maturity.  You should consult your tax advisor concerning the application of these rules.

After the original issue date, you may obtain the comparable yield and the projected payment schedule by requesting them from Barclays EFS Solutions Structuring Americas, at (212) 528-7198. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual cash settlement amount that we will pay on the Notes.

You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Non-U.S. Holders. We do not believe that non-U.S. holders should be required to provide a Form W-8 in order to avoid 30% U.S. withholding tax with respect to the excess (if any) of the Payment at Maturity over the face amount of the Notes, although the Internal Revenue Service (the “IRS”) could challenge this position. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” exclude from their scope instruments issued in 2017 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent commits to take and pay for all of the Notes, if any are taken.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Issue Date indicated on the cover of this pricing supplement, which will be the third business day following the Initial Valuation Date (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to two business days before delivery will be required, by virtue of the fact that the Notes will initially settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement.

VALIDITY OF THE NOTES

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 28, 2017, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on June 28, 2017, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated June 28, 2017, which has been filed as an exhibit to the report on Form 6-K referred to above.